Exhibit

SEVENTH AMENDMENT TO FUND PARTICIPATION AND SERVICE AGREEMENT

Equitable Financial Life Insurance Company, a New York life insurance company, and Equitable Financial Life Insurance Company of America, an Arizona life insurance company (collectively, the “Company”), Capital Client Group, Inc. (CCG, or the “Distributor”), formerly known as American Funds Distributors, Inc., American Funds Services Company (the “Transfer Agent”), Capital Research and Management Company (the “Advisor”) and the American Funds Insurance Series (the “Series”), an open-end investment company for which the Distributor, the Advisor and the Transfer Agent provide services and which is divided into funds (collectively called the “Funds” and individually, a “Fund”), entered into a certain Fund Participation and Service Agreement dated January 2, 2013 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of August 29, 2024, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Distributor, the Advisor, the Transfer Agent and the Series (collectively, the “Parties”).

WHEREAS, the Parties desire to amend the Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1.	The first sentence of Section 1.a. is hereby deleted and replaced with the following:

As distributor of the Series, CCG agrees to make Class 1, Class 4 and Class P2 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least 30 (thirty) days notice prior to adding any additional Funds as underlying investment options to the Contracts.

Except as expressly set forth above, all other terms and provisions of this Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of August 29, 2024.

Equitable Financial Life Insurance Company, on behalf of itself and each Separate Account
By:
Print Name:	Kenneth Kozlowski
Title:	Signatory Officer
Date:	8/28/24

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account
By:
Print Name:	Kenneth Kozlowski
Title:	Signatory Officer
Date:	8/28/24

Capital Client Group, Inc.
By:
Print Name:	AJ Aguilar
Title:	Vice President, Chief Compliance Officer
Date:	8/29/2024

American Funds Service Company
By:
Print Name:	Joshua R. Diggs
Title:	Authorized Signatory
Date:	8/29/2024

Capital Research and Management Company
By:
Print Name:	Tim McHale
Title:	Sr. VP & Sr. Counsel, Fund Business Group
Date:	8/29/24

American Funds Insurance Series
By:
Print Name:	Michael W Stockton
Title:	Executive Vice President
Date:	8/29/2024